UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 5, 2013

ORGANOVO HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-54621	27-1488943
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6275 Nancy Ridge Dr.,

San Diego, California 92121

(Address of principal executive offices, including zip code)

(858) 550-9994

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 5, 2013, Adam Stern resigned from the Board of Directors (the “Board”) of Organovo Holdings, Inc. (the “Company”). Mr. Stern’s resignation was not the result of any disagreement between Mr. Stern and the Company on any matter relating to the Company’s operations, policies or practices.

On June 5, 2013, the Board appointed Tamar D. Howson as a director to fill the vacancy created by the resignation of Mr. Stern. Ms. Howson was also appointed as a member of each of the Audit, Compensation and Nominating and Governance Committees. The Board determined that Ms. Howson qualifies as an independent director under the listing standards of the Nasdaq Stock Market. There is no arrangement or understanding between Ms. Howson and any other person pursuant to which she was elected as a director. In addition, there are no transactions in which Ms. Howson has an interest in requiring disclosure under Item 404(a) of Regulation S-K.

As a non-employee director, Ms. Howson is eligible to receive compensation in accordance with the Company’s non-employee director compensation policy. Pursuant to this policy, Ms. Howson is entitled to an annual cash retainer of $24,000, which will be prorated for her service during any partial fiscal year. She will also receive a fee of $2,000 for attending each board meeting and $1,000 for attending each committee meeting, and will be reimbursed for her reasonable out-of-pocket expenses incurred in attending such meetings. Upon her election to the Board on June 5th, Ms. Howson received a stock option to acquire 45,500 shares of the Company’s common stock under the 2012 Equity Incentive Plan (the “Initial Option Grant”). The Initial Option Grant vests ratably on a quarterly basis over the next twelve quarterly periods and has an exercise price equal to $3.98 per share, the closing price of the Company’s common stock on June 5, 2013. In addition, pursuant to this policy, Ms. Howson will receive an annual stock option grant following each annual meeting of stockholders in which she continues to serve as a director equal to 0.04% of the Company’s common stock outstanding as of the most recently completed fiscal quarter (rounded to the nearest 500 share) (the “Annual Option Grant”). Each Annual Option Grant will vest on the earlier of one year from the date of grant or the date of the subsequent annual meeting of stockholders.

The Company issued a press release announcing the appointment of Ms. Howson and the resignation of Mr. Stern, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 5.08	Shareholder Director Nominations

On June 5, 2013, the Company’s Board of Directors fixed August 21, 2013 as the date of the Company’s 2013 Annual Meeting of Stockholders (the “2013 Annual Meeting”). Because the 2013 Annual Meeting will be held more than 30 days prior to the one-year anniversary of the date of the Company’s 2012 Annual Meeting of Stockholders, the due dates for the submission of any qualified stockholder proposal or qualified stockholder nominations under the rules of the Securities and Exchange Commission (the “SEC”) and the Company’s bylaws listed in the Company’s 2012 Proxy Statement on Schedule 14A as filed with the SEC on September 17, 2012 are no longer applicable. Any such stockholder proposals or nominations, including any notice on Schedule 14N, intended to be considered for inclusion in the Company’s proxy materials for its 2012 Annual Meeting must be received by the Company at its principal offices by no later than June 20, 2013 and directed to the attention of the Corporate Secretary. Other requirements for inclusion in the Company’s proxy materials are set forth in the rules and regulations promulgated by the SEC and the Company’s bylaws. The Company currently intends to make its proxy materials for its 2013 Annual Meeting available beginning on or about July 12, 2013.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press Release by Organovo Holdings, Inc., dated June 10, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ORGANOVO HOLDINGS, INC.

Date: June 10, 2013	/s/ Barry Michaels
Barry Michaels Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release by Organovo Holdings, Inc., dated June 10, 2013.